Exhibit 10.2
AMENDMENT NO. 1
TO
RPM INTERNATIONAL INC.
2007 RESTRICTED STOCK PLAN
     THIS AMENDMENT NO. 1 to the RPM International Inc. 2007 Restricted Stock Plan is executed by RPM International Inc. (hereinafter known as the “Company”) as of the date set forth below.
WITNESSETH:
     WHEREAS, the Company maintains the RPM International Inc. 2007 Restricted Stock Plan (hereinafter known as the “Plan); and
     WHEREAS, it is the desire of the Company to assure that the Plan meets the requirements for exemption from coverage under Section 409A of the Internal Revenue Code; and
     WHEREAS, final regulations under Section 409A, which are effective January 1, 2009, provide that restricted property will not be deferred compensation under Section 409A as long as there is no deferral of the property upon lapse of restrictions; and
     WHEREAS, the Company has determined to eliminate the right of Participants to defer the recognition of income incident to a Restricted Stock Award in accordance with the terms of the RPM International Inc. Deferred Compensation Plan;
     NOW, THEREFORE, pursuant to Section 12 of the Plan the Company hereby amends the Plan as follows, effective June 1, 2007:

          1. Section 3 of the Plan is amended by the deletion of subsection (j) in its entirety, and the remaining subsections of Section 3 shall be relettered accordingly.
          2. Section 4(d)(vii) of the Plan is amended by the deletion of said Section 4(d)(vii) in its entirety and the substitution of a new Section 4(d)(vii) to read as follows:
          ”(vii) Section 409A of the Code. The Restricted Stock Awards under this Plan, and all rights related thereto are intended to meet the requirements for exclusion from coverage under Section 409A of the Code dealing with nonqualified deferred compensation (including without limitation the exemptions thereunder for short-term deferrals and restricted property) and all Restricted Stock Awards will be construed and administered accordingly. Notwithstanding anything to the contrary contained in this Plan or any Restricted Stock Awards, this Plan and any Restricted Stock Award may be unilaterally amended by the Company as it may determine, prospectively or retroactively, to better secure exemption of Restricted Stock Awards and rights related thereto from the requirements of Section 409A of the Code (with, to the extent required by Section 12, the consent of the holder of any Restricted Stock Award, which consent shall not be unreasonably withheld).”
          3. Sections 11(a) and 11(b) of the Plan are amended by the deletion of said Sections 11(a) and 11(b) in their entirety and the substitution of new Sections 11(a) and 11(b) to read as follows:
           “(a) Relationship to Deferred Compensation Plan. This Plan does not provide deferred compensation, and as such does not provide for any deferral of income incident to a Restricted Stock Award. Notwithstanding any provisions of the RPM International Inc. Deferred Compensation Plan or any similar deferred compensation plan of the Company, no Participant shall have the right to defer the recognition of income incident to a Restricted Stock Award.
          (b) Non-Transferability of Awards. No Award shall be transferable by a Participant other than by will, by the laws of descent and distribution, to a Beneficiary in accordance with the Plan’s terms. Notwithstanding any provision of the Plan to the contrary, the Committee may permit a Participant to transfer any Award during the Participant’s lifetime to such other persons and such entities and on such terms and subject to such conditions as the Committee may provide in the relevant Award Agreement.”

     IN WITNESS WHEREOF, RPM International Inc., by its duly authorized officer, has caused this Amendment No. 1 to the RPM International Inc. 2007 Restricted Stock Plan to be signed effective as of this 31st day of December, 2008.

RPM INTERNATIONAL INC.
By:	/s/ Janeen B. Kastner
Janeen B. Kastner
	Its:	Vice President — Corporate Benefits and Risk Management

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